                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                              TRAVELOCITY.COM INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                              CLASS A COMMON STOCK
                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                        NO CUSIP FOR CLASS A COMMON STOCK
                           893953109 FOR COMMON STOCK
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                 MARCH 07, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

___ Rule 13d-1(b)
___ Rule 13d-1(c)
_X_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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

-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:             Sabre Holdings Corporation

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:
                                                            75-2662240
-------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------

3.  SEC USE ONLY

-------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:
    Delaware
-------------------------------------------------------------------------------

                       5.  SOLE VOTING POWER:
         NUMBER OF         Class A Common Stock 0.  Common Stock 0.
                      ---------------------------------------------------------
          SHARES       6.  SHARED VOTING POWER:
       BENEFICIALLY        Class A Common Stock 33,000,000.
                           Common Stock 1,176,471.
                      ---------------------------------------------------------
       OWNED BY EACH   7.  SOLE DISPOSITIVE POWER:
         REPORTING         Class A Common Stock 0.  Common Stock 0.
                      ---------------------------------------------------------
        PERSON WITH    8.  SHARED DISPOSITIVE POWER:
                           Class A Common Stock 33,000,000.
                           Common Stock 1,176,471.
-------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class A Common Stock 33,000,000.  Common Stock 1,176,471.
-------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                               / /
-------------------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock 100.00%.  Common Stock 7.27%.
-------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSONS*:
     CO
-------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!


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

-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:    Sabre Inc.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:
                                                                 75-2109502
-------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION:
    Delaware
-------------------------------------------------------------------------------

                                  5.  SOLE VOTING POWER:
         NUMBER OF                    Class A Common Stock 0.  Common Stock 0.
                              -------------------------------------------------
          SHARES                  6.  SHARED VOTING POWER:
       BENEFICIALLY                   Class A Common Stock 33,000,000.
                                      Common Stock 1,176,471.
                              -------------------------------------------------
       OWNED BY EACH              7.  SOLE DISPOSITIVE POWER:
         REPORTING                    Class A Common Stock 0.
                                      Common Stock 0.
                              -------------------------------------------------
        PERSON WITH               8.  SHARED DISPOSITIVE POWER:
                                      Class A Common Stock 33,000,000.
                                      Common Stock 1,176,471.
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
    Class A Common Stock 33,000,000.  Common Stock 1,176,471.
-------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                               / /
-------------------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock 100.00%.  Common Stock 7.27%.
-------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSONS*:
     CO
-------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!



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

-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:   Travelocity Holdings, Inc.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:
                                                    75-2853447
-------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                        (b) / /
-------------------------------------------------------------------------------

3.  SEC USE ONLY
-------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:
    Delaware
-------------------------------------------------------------------------------

                        5.  SOLE VOTING POWER:
         NUMBER OF          Class A Common Stock 0.  Common Stock 0.
                      ---------------------------------------------------------
          SHARES        6.  SHARED VOTING POWER:
       BENEFICIALLY         Class A Common Stock 33,000,000.
                            Common Stock 1,176,471.
                      ---------------------------------------------------------
       OWNED BY EACH    7.  SOLE DISPOSITIVE POWER:
         REPORTING          Class A Common Stock 0.  Common Stock 0.
                      ---------------------------------------------------------
        PERSON WITH     8.  SHARED DISPOSITIVE POWER:
                            Class A Common Stock 33,000,000.
                            Common Stock 1,176,471.
-------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
    Class A Common Stock 33,000,000.  Common Stock 1,176,471.
-------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                               / /
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock 100.00%.  Common Stock 7.27%.
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSONS*:
     CO
-------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.          (a)    NAME OF ISSUER: Travelocity.com Inc.
                 (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        15100 Trinity Blvd
                        Forth Worth, Texas
                        76155

ITEM 2.         (a)     NAMES OF PERSONS FILING: This joint statement is filed
                        by and on behalf of the following reporting persons signing this Schedule 13G and hereafter referred to as the "Reporting Persons": Sabre Holdings Corporation,
                        Sabre Inc. and Travelocity Holdings, Inc.

                (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE: All Reporting Persons have principal places of business at:
                        4255 Amon Carter Boulevard, MD 4204
                        Fort Worth TX 76155
                (c) CITIZENSHIP: All Reporting Persons are Delaware corporations
                (d) TITLE OF CLASS OF SECURITIES: Class A Common Stock and Common Stock of Travelocity.com Inc.
                (e) CUSIP NUMBER: Common Stock 893953109. No CUSIP has been issued for the Class A Common Stock, which is not publicly traded.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not applicable.

ITEM 4.          OWNERSHIP.
                 Incorporated by reference to items (5) - (9) and (11) of the cover pages pertaining to each Reporting Person. Each share of Class A Common Stock is entitled to one vote per share and votes together as a single class with the holders of Common Stock. The 33,000,000 shares of Class A Common Stock are convertible into shares of Common Stock. If all of the Reporting Persons' shares of Class A Common Stock were converted, the Reporting Persons' ownership of Common Stock would increase from 7.27% to 69.48% of total outstanding Common Stock.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not applicable.

ITEM 7.          IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                 ACQUIRED THE

                 SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                 Sabre Holdings Corporation owns 100% of the shares of Sabre Inc., which owns 100% of the shares of Travelocity Holdings, Inc. All of the shares of the issuer reported on this Schedule 13G are held directly by Travelocity Holdings, Inc. Sabre Holdings Corporation is the ultimate beneficial owner of, and ultimately controls, Travelocity Holdings, Inc.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not applicable.

ITEM 10.         CERTIFICATIONS.

                 Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 13, 2001
                                   ---------------------------------------------
                                                        Date
                                   Sabre Holdings Corporation
                                   By:

                                   ---------------------------------------------
                                                     Signature

                                                 James F. Brashear
                                                Corporate Secretary
                                   ---------------------------------------------
                                                     Name/Title

                                                 February 13, 2001
                                   ---------------------------------------------
                                                        Date
                                   Sabre Inc.
                                   By:

                                   ---------------------------------------------
                                                     Signature

                                                 James F. Brashear
                                                Corporate Secretary
                                   ---------------------------------------------
                                                     Name/Title

                                                 February 13, 2001
                                   ---------------------------------------------
                                                        Date
                                   Travelocity Holdings Inc.
                                   By:

                                   ---------------------------------------------
                                                     Signature

                                                 James F. Brashear
                                                Corporate Secretary
                                   ---------------------------------------------
                                                     Name/Title

                                    Exhibit A
                             Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees as follows:

Each party represents to the other parties that it is eligible to make the required statement on Schedule 13G.

Each party is responsible for the timely filing of the statement and any amendments to the statement.

Each party is not responsible for the completeness and accuracy of the information concerning the other parties, unless it knows or has reason to believe the information is inaccurate.

Each party agrees to the filing with the Securities and Exchange Commission on its behalf of a joint statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock and Common Stock of Travelocity.com Inc., and to the inclusion of this Agreement as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February 2001.

                                   Sabre Holdings Corporation
                                   By:

                                  ---------------------------------------------
                                                 Signature

                                              James F. Brashear
                                             Corporate Secretary
                                  ---------------------------------------------
                                                Name/Title

                                  Sabre Inc.
                                  By:

                                  ---------------------------------------------
                                                 Signature

                                              James F. Brashear
                                             Corporate Secretary
                                  ---------------------------------------------
                                                Name/Title

                                  Travelocity Holdings Inc.
                                  By:

                                  ---------------------------------------------
                                                Signature

                                             James F. Brashear
                                            Corporate Secretary
                                  ---------------------------------------------
                                               Name/Title